Exhibit 10.14
Execution Version
UNCONDITIONAL GUARANTY
[HUIZENGA]
June 25, 2008
Swisher International, Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 29210
(Hereinafter referred to as “Borrower”)
H. Wayne Huizenga
450 East Las Olas Boulevard
Suite 1500
Fort Lauderdale, Florida 33301
(Hereinafter referred to as “Guarantor”)
Wachovia Bank, National Association
301 South Tryon Street, 28th Floor
Charlotte, North Carolina 28288-0334
(Hereinafter referred to as “Bank”)
To induce Bank to make, extend or renew loans, advances, credit, or other financial accommodations to or for the benefit of Borrower, which are and will be to the direct interest and advantage of the Guarantor, and in consideration of loans, advances, credit, or other financial accommodations made, extended or renewed to or for the benefit of Borrower, which are and will be to the direct interest and advantage of the Guarantor, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Bank and its successors, assigns and affiliates the timely payment and performance of all liabilities and obligations of Borrower to Bank and its affiliates, under that certain amended and restated revolving note (the “Revolving Note”) dated as of March 21, 2008 made by Borrower to the order of Bank, in the original principal amount of $10,000,000.00, as the same shall be amended, modified, increased or extended from time to time (the “Note”), that certain Credit Agreement made between the Borrower and Bank, dated as of November 14, 2005, as amended by that certain First Amendment to Credit Agreement dated as of April 26, 2006, that certain Second Amendment and Waiver to Credit Agreement dated as of September 8, 2006, that certain Third Amendment and Waiver to Credit Agreement (the “Third Amendment”) dated as of March 21, 2008 and that Fourth Amendment and Waiver to Credit Agreement (the “Fourth Amendment”) dated as of June 25, 2008, providing for the availability of a $10,000,000 revolving credit facility to the Borrower upon the terms and conditions set forth therein (as further amended, modified or supplemented from time to time, the “Credit Agreement”), however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof, (collectively, the “Guaranteed Obligations”). Any term used herein but not defined shall have the meaning as set forth in the Credit Agreement.
Guarantor further covenants and agrees:
GUARANTOR’S LIABILITY. This Guaranty is a continuing and unconditional guaranty of payment and performance and not of collection. Notwithstanding anything contained herein, Guarantor’s liability hereunder shall not exceed $5,000,000 plus any unpaid interest accrued on such amount. This Guaranty does not impose any obligation on Bank to extend or continue to extend credit or otherwise deal with Borrower at any subsequent time. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded, avoided or for any other reason must be returned by Bank, and the returned payment shall remain payable as part of the Guaranteed Obligations, all as though such payment had not been made. Except to the extent the provisions of this Guaranty give Bank additional rights, this Guaranty shall not be deemed to supersede or replace any other guaranties given to Bank by Guarantor; and the obligations guaranteed hereby shall be in addition to any other obligations guaranteed by Guarantor pursuant to any other agreement of guaranty given to Bank and other guaranties of the Guaranteed Obligations.
TERMINATION OF GUARANTY. Guarantor may terminate this Guaranty (i) upon the determination by Bank and delivery of written confirmation of such determination to Borrower following the receipt of the applicable financial statements and the accompanying certificates and other required deliverables therewith pursuant to Section 5.1 of the Credit Agreement, that (x) the aggregate Consolidated EBITDA of Swisher and HB Service for the Fiscal Year ending December 31, 2008 and (y) the aggregate Consolidated EBITDA of Swisher and HB Service for the four fiscal quarters ending as of March 31, 2009, each are greater than or equal to $4,000,000 (a “Performance Termination”); or (ii) by written notice, delivered personally to or received by certified or registered United States Mail by an authorized officer of Bank at the address for notices provided herein. Such termination shall be effective only with respect to Guaranteed Obligations arising more than 15 days after the date such written notice is received by said Bank officer. Guarantor may not terminate this Guaranty as to Guaranteed Obligations (including any subsequent extensions, modifications or compromises of the Guaranteed Obligations) then existing, or Guaranteed Obligations arising subsequent to receipt by Bank of said notice if such Guaranteed Obligations are a result of Bank’s obligation to make advances pursuant to a commitment, or are based on Borrower’s obligations to make payments pursuant to any related swap agreement (as defined in 11 U.S.C. § 101, as in effect from time to time), entered into prior to expiration of the 15 day notice period, or are a result of advances which are necessary for Bank to protect its collateral or otherwise preserve its interests. Termination of this Guaranty by any single Guarantor will not affect the existing and continuing obligations of any other Guarantor hereunder.
CONSENT TO MODIFICATIONS. Guarantor consents and agrees that, with prior written notice to Guarantor, Bank (and, with respect to swap obligations, its affiliates) may from time to time, in its sole discretion, without affecting, impairing, lessening or releasing the obligations of Guarantor hereunder: (a) extend or modify the time, manner, place or terms of payment or performance and/or otherwise change or modify the credit terms of the Guaranteed Obligations; (b) increase, renew, or enter into a novation of the Guaranteed Obligations; (c) waive or consent to the departure from terms of the Guaranteed Obligations; (d) permit any change in the business or other dealings and relations of Borrower or any other guarantor with Bank; (e) proceed against, exchange, release, realize upon, or otherwise deal with in any manner any collateral that is or may be held by Bank in connection with the Guaranteed Obligations or any liabilities or obligations of Guarantor; and (f) proceed against, settle, release, or compromise with Borrower, any insurance carrier, or any other person or entity liable as to any part of the Guaranteed Obligations, and/or subordinate the payment of any part of the Guaranteed Obligations to the payment of any other obligations, which may at any time be due or owing to Bank; all in such manner and upon such terms as Bank may deem appropriate, and without consent from Guarantor. No invalidity, irregularity, discharge or unenforceability of, or action or omission by Bank relating to any part of the Guaranteed Obligations or any security therefor shall affect or impair this Guaranty.
WAIVERS AND ACKNOWLEDGMENTS. Guarantor waives and releases the following rights, demands, and defenses Guarantor may have with respect to Bank (and, with respect to swap obligations, its affiliates) and collection of the Guaranteed Obligations: (a) promptness and diligence in collection of any of the Guaranteed Obligations from Borrower or any other person liable thereon, and in foreclosure of any security interest and sale of any property serving as collateral for the Guaranteed Obligations; (b) any law or statute that requires that Bank (and, with respect to swap obligations, its affiliates) make demand upon, assert claims against, or collect from Borrower or other persons or entities, foreclose any security interest, sell collateral, exhaust any remedies, or take any other action against Borrower or other persons or entities prior to making demand upon, collecting from or taking action against Guarantor with respect to the Guaranteed Obligations, including any such rights Guarantor might otherwise have had under Va. Code §§ 49-25 and 49-26, et seq., N.C.G.S. §§ 26-7, et seq., Tenn. Code Ann. § 47-12-101, O.C.G.A. § 10-7-24, Mississippi Code Ann. Section 87-5-1, and any successor statute and any other applicable law; (c) any law or statute that requires that Borrower or any other person be joined in, notified of or made part of any action against Guarantor; (d) that Bank or its affiliates preserve, insure or perfect any security interest in collateral or sell or dispose of collateral in a particular manner or at a particular time, provided that Bank’s obligation to dispose of Collateral in a commercially reasonable manner is not waived hereby; (e) notice of any new transactions or other relationships between Bank, Borrower and/or any guarantor, and of changes in the financial condition of, ownership of, or business structure of Borrower or any other guarantor; (f) presentment, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind whatsoever to which Guarantor may be entitled, except as otherwise provided in the Loan Documents; (g) the right to assert against Bank or its affiliates any defense (legal or equitable), set-off, counterclaim, or claim that Guarantor may have at any time against Borrower or any other party liable to Bank or its affiliates; (h) all defenses relating to an invalidity, insufficiency, unenforceability, enforcement, release or impairment of Bank or its affiliates’ lien on any collateral, of the Loan Documents, or of any other guaranties held by Bank; (i) any right to which Guarantor is or may become entitled to be subrogated to Bank or its affiliates’ rights against Borrower or to seek contribution, reimbursement, indemnification, payment or the like, or participation in any claim, right or remedy of Bank or its affiliates against Borrower or any security which Bank or its affiliates now has or hereafter acquires, until such time as the Guaranteed Obligations have been fully satisfied beyond the expiration of any applicable preference period; (j) any claim or defense that acceleration of maturity of the Guaranteed Obligations is stayed against Guarantor because of the stay of assertion or of acceleration of claims against any other person or entity for any reason including the bankruptcy or insolvency of that person or entity; and (k) the right to marshalling of Borrower’s assets or the benefit of any exemption claimed by Guarantor. Guarantor acknowledges and represents that Guarantor has relied upon Guarantor’s own due diligence in making an independent appraisal of Borrower, Borrower’s business affairs and financial condition, and any collateral; Guarantor will continue to be responsible for making an independent appraisal of such matters; and Guarantor has not relied upon Bank or its affiliates for information regarding Borrower or any collateral.
FINANCIAL CONDITION. Guarantor, in all material respects, warrants, represents and covenants to Bank and its affiliates that on and after the date hereof: (a) the fair saleable value of Guarantor’s assets exceeds its liabilities, Guarantor is meeting its current liabilities as they mature, and Guarantor is and shall remain solvent; (b) all financial statements of Guarantor furnished to Bank are correct and accurately reflect the financial condition of Guarantor as of the respective dates thereof; (c) since the date of such financial statements, there has not occurred a material adverse change in the financial condition of Guarantor; and (d) there are not now pending any court or administrative proceedings or undischarged judgments against Guarantor, no federal or state tax liens have been filed or threatened against Guarantor, and Guarantor is not in default or claimed default under any material agreement.
INTEREST AND APPLICATION OF PAYMENTS. Regardless of any other provision of this Guaranty or other Loan Documents, if for any reason the effective interest on any of the Guaranteed Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Guaranteed Obligations. Monies received from any source by Bank or its affiliates for application toward payment of the Guaranteed Obligations may be applied to such Guaranteed Obligations in any manner or order deemed appropriate by Bank and its affiliates.
DEFAULT. If any of the following events occur, a default (“Default”) under this Guaranty shall exist: (a) failure of timely payment or performance of the Guaranteed Obligations or a default under any Loan Document after applicable notice and cure periods, if any; (b) a breach of any agreement or representation contained or referred to in the Guaranty, or any of the Loan Documents; (c) one hundred eighty (180) calendar days after the death of Guarantor unless Bank approves a substitute guarantor; (d) the assignment for the benefit of creditors of, or the commencement of any insolvency or bankruptcy proceeding by or against Guarantor, provided such event is not cured or set aside within sixty (60) days of its occurrence; (e) Bank determines in good faith, in its sole discretion, that the prospects for payment or performance of the Guaranteed Obligations are materially impaired or a material adverse change has occurred in the business or prospects of Guarantor, financial or otherwise; and/or (f) a sale or transfer of Guarantor’s ownership interest in the Borrower which results in Guarantor or his Affiliate(s) no longer controlling Borrower.
If a Default occurs, the Guaranteed Obligations shall be due immediately and payable without notice, other than Guaranteed Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) with Bank or its affiliates, which shall be due in accordance with and governed by the default and termination provisions of said swap agreements, and, Bank and its affiliates may exercise any rights and remedies as provided in this Guaranty and other Loan Documents, or as provided at law or equity. Guarantor shall pay interest on the Guaranteed Obligations from such Default at the highest rate of interest charged on any of the Guaranteed Obligations.
ATTORNEYS’ FEES AND OTHER COSTS OF COLLECTION. Guarantor shall pay all of Bank’s and its affiliates’ reasonable expenses incurred to enforce or collect any of the Guaranteed Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding; provided that reasonable attorneys fees shall be based on actual hours expended at normal hourly rates.
SUBORDINATION OF OTHER DEBTS. Guarantor agrees: (a) to subordinate the obligations now or hereafter owed by Borrower to Guarantor (“Subordinated Debt”) to any and all obligations of Borrower to Bank or its affiliates now or hereafter existing while this Guaranty is in effect, provided however that Guarantor may receive regularly scheduled principal and interest payments on the Subordinated Debt so long as (i) all sums then due and payable by Borrower to Bank and its affiliates have been paid in full on or prior to such date, and (ii) no event or condition which constitutes or which with notice or the lapse of time would constitute an event of default with respect to the Guaranteed Obligations shall be continuing on or as of the payment date; (b) Guarantor will either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Subordinated Debt or deliver such documents to Bank; and (c) except as permitted by this paragraph, Guarantor will not request or accept payment of or any security for any part of the Subordinated Debt, and any proceeds of the Subordinated Debt paid to Guarantor, through error or otherwise, shall immediately be forwarded to Bank by Guarantor, properly endorsed to the order of Bank, to apply to the Guaranteed Obligations.

MISCELLANEOUS. Assignment. This Guaranty and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Guaranty and other Loan Documents are freely assignable, in whole or in part, by Bank. Any assignment shall not release Guarantor from the Guaranteed Obligations. Organization; Powers. Guarantor (i) is an adult individual and is sui juris, (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Guaranty and any other Loan Document to which it is a party. Applicable Law; Conflict Between Documents. This Guaranty shall be governed by and construed under the laws of the state named in Bank’s address shown above without regard to that state’s conflict of laws principles. If the terms of this Guaranty should conflict with the terms of any commitment letter that survives closing, the terms of this Guaranty shall control. Jurisdiction. Guarantor irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address shown above. Severability. If any provision of this Guaranty or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or other Loan Documents. Notices. Any notices to Guarantor shall be sufficiently given if in writing and mailed or delivered to Guarantor’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P.O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Guarantor changes Guarantor’s address at any time prior to the date the Guaranteed Obligations are paid in full, Guarantor agrees to promptly give written notice of said change of address to Bank by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Guarantor by execution of and Bank by acceptance of this Guaranty agree that each party is bound to all terms and provisions of this Guaranty. Amendments, Waivers and Remedies. No waivers, amendments or modifications of this Guaranty and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank or its affiliates of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank or its affiliates in exercising any right, power, or privilege granted pursuant to this Guaranty and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. All remedies available to Bank or its affiliates with respect to this Guaranty and other Loan Documents and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively. Loan Documents. The term “Loan Documents” refers to all documents executed in connection with or related to the Guaranteed Obligations and may include, without limitation, the Note, the Credit Agreement, security agreements, instruments, financing statements, letters of credit and any amendments or supplements (excluding swap agreements as defined in 11 U.S.C. § 101, as in effect from time to time). LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS

EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. FINAL AGREEMENT. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
NEGATIVE COVENANTS. Guarantor agrees that from the date hereof and until final payment in full of the Guaranteed Obligations, unless Bank shall otherwise consent in writing, Guarantor will not: Default on Other Contracts or Obligations. Default (beyond any applicable cure and grace periods, if any) on any material contract or contracts with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed which would result in the acceleration of debt owed in excess of $5,000,000.00 in the aggregate. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Guarantor is displaced of its authority in the conduct of its respective business or such business is materially curtailed or materially impaired. Judgment Entered. Permit the entry of any final monetary judgment(s) which, in the aggregate exceed $25,000,000.00 when taking into account Guarantor and Huizenga Investments Limited Partnership, a Nevada limited partnership.
PERSONAL FINANCIAL STATEMENTS. Huizenga Investments and Guarantor shall deliver to Bank, within 120 days after the end of each calendar year, combined financial statements including, a balance sheet, with supporting schedules; all in reasonable detail and prepared on a consistent basis with prior financial statements furnished to Bank by Huizenga Investments and Guarantor. Such statements shall be certified as to their correctness by Guarantor.
ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.

The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

     IN WITNESS WHEREOF, Guarantor, on the day and year first written above, has caused this Unconditional Guaranty to be executed under seal.
Signed, sealed and delivered
in the presence of:

/s/ Cris V Branden		/s/ H. Wayne Huizenga

Print Name: Cris V Branden		H. Wayne Huizenga

/s/ Randy A. Auke

Print Name:	Randy A. Auke

STATE OF FLORIDA	)
	)	SS:
COUNTY OF BROWARD	)
The foregoing instrument was acknowledged before me this 23rd day of June, 2008, by H. Wayne Huizenga. He is personally known to me or has produced a driver’s license as identification and did not take an oath.

/s/ Carmen Kramer

Print or Stamp Name: Carmen Kramer

Notary Public, State of Florida at Large
Commission No.: DD628227

My Commission Expires:	01/09/2011